EXHIBIT 99.1

ADVAXIS ANNOUNCES PRICING OF PUBLIC OFFERING OF

COMMON STOCK AND WARRANTS

Princeton, NJ – October 16, 2013 – Advaxis, Inc., (NASDAQ: ADXS, ADXSW), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, today announced the pricing of its public offering of 5,750,000 shares of common stock, and warrants to purchase up to an aggregate of 2,875,000 shares of common stock, at an offering price of $4.00 per share and $0.01 per warrant. The warrants have a per share exercise price of $5.00, 125% of the public offering price of the common stock, are exercisable immediately, and expire five years from the date of issuance. Advaxis, Inc. has granted the representative of the underwriters a 45-day option to purchase up to 862,500 additional shares of common stock and/or warrants to purchase up to 431,250 additional shares from Advaxis, Inc. to cover over-allotments, if any. The shares and warrants of Advaxis, Inc. will begin trading on The NASDAQ Capital Market under the symbols ‘‘ADXS’’ and ‘‘ADXSW,’’ respectively on October 17, 2013.

Aegis Capital Corp. is acting as sole book-running manager for the offering.

The gross proceeds to Advaxis, Inc. from this offering are expected to be approximately $23 million, before deducting underwriting discounts and commissions and other estimated offering expenses. All of the shares and warrants in the offering are being sold by Advaxis, Inc.

Advaxis, Inc. intends to use the net proceeds received from this offering to fund its research and development activities and for working capital and general corporate purposes, including the repayment of certain indebtedness and other liabilities.

In connection with its listing on The NASDAQ Capital Market, Advaxis, Inc.’s common stock will cease trading on the OTCQB.

The offering is expected to close on October 22, 2013, subject to customary closing conditions.

A registration statement on Form S-1 relating to the shares and warrants was filed with the Securities and Exchange Commission and is effective. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com; or the above-mentioned SEC website.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein(s) that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV is currently being evaluated in four clinical trials for human papillomavirus (HPV)-associated cancers: recurrent/refractory cervical cancer (India), locally advanced cervical cancer (GOG/NCI U.S. study, Clinical Trials.gov Identifier NCT01266460), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792), and anal cancer (BrUOG study, Clinical Trials.gov Identifier NCT01671488). Advaxis has over 15 distinct immunotherapies in various stages of development, developed directly by Advaxis and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the University of Pennsylvania, the Georgia Regents University Cancer Center, and others.

For more information please visit: www.advaxis.com

Contact Information:

Diana Moore

Director, Investor Relations & Business Development

Advaxis, Inc.

dmoore@advaxis.com

609.452.9814

Jenene Thomas

Investor Relations and Corporate Communications Advisor

Jenene Thomas Communications, LLC

thomasjenene@gmail.com

908.938.1475

SOURCE: Advaxis, Inc.

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